Exhibit 10.6
                     Shares
2008 NON-EMPLOYEE DIRECTOR
RESTRICTED STOCK AGREEMENT
          This 2008 Non-Employee Director Restricted Stock Agreement (this “Agreement”) is between Oceaneering international, inc. (the “Company”) and                      (the “Participant”), a non-employee Director, regarding an award (“Award”) of                      shares of Common Stock (as defined in the 2005 Incentive plan of oceaneering international, inc. (the “Plan”), such Common Stock comprising this Award referred to herein as “Restricted Stock”) awarded to the Participant effective February 22, 2008 (the “Award Date”), such number of shares subject to adjustment as provided in Section 15 of the Plan, and further subject to the following terms and conditions:
     1. Relationship to Plan. This Award is subject to all of the terms, conditions and provisions of the Plan and administrative interpretations thereunder, if any, which have been adopted by the Board thereunder and are in effect on the date hereof. Except as defined or otherwise specifically provided herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
     2. Vesting and Lapse of Restrictions.
     (a) All shares of Restricted Stock subject to this Award shall vest in full (and all restrictions thereon shall lapse) on the first anniversary of the Award Date, provided the Participant is a Director on such anniversary.
     (b) All shares of Restricted Stock (and any substitute security and cash component distributed in connection with a Change of Control) subject to this Award shall vest in full (and all restrictions thereon shall lapse), irrespective of the provision set forth in subparagraph (a) above, provided that the Participant has been in continuous service as a Director since the Award Date, upon the earlier to occur of:
     (i) the Participant’s death; or
     (ii) a Change of Control.
     (c) For purposes of this Agreement:
     (i) “Change of Control” means:
     (A) any Person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s outstanding Voting Securities, other than through the purchase of Voting Securities directly from the Company through a private placement; or

     (B) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a Director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the Directors comprising the Incumbent Board shall from and after such election be deemed to be a member of the Incumbent Board; or
     (C) the Company is merged or consolidated with another corporation or entity and as a result of such merger or consolidation less than 60% of the outstanding Voting Securities of the surviving or resulting corporation or entity shall then be owned by the former shareholders of the Company; or
     (D) a tender offer or exchange offer is made and consummated by a Person other than the Company for the ownership of 20% or more of the Voting Securities of the Company then outstanding; or
     (E) all or substantially all of the assets of the Company are sold or transferred to a Person as to which:
     (1) the Incumbent Board does not have authority (whether by law or contract) to directly control the use or further disposition of such assets; and
     (2) the financial results of the Company and such Person are not consolidated for financial reporting purposes.
     (F) Anything else in this definition to the contrary notwithstanding:
     (1) no Change of Control shall be deemed to have occurred by virtue of any transaction which results in the Participant, or a group of Persons which includes the Participant, acquiring more than 20% of either the combined voting power of the Company’s outstanding Voting Securities or the Voting Securities of any other corporation or entity which acquires all or substantially all of the assets of the Company, whether by way of merger, consolidation, sale of such assets or otherwise; and
     (2) no Change of Control shall be deemed to have occurred unless such event constitutes an event specified in Code Section 409A(2)(A)(v) and the Treasury regulations promulgated thereunder.

     (ii) “Person” means, any individual, corporation, partnership, group, association or other “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations promulgated thereunder.
     (iii) “Voting Securities” means, with respect to any corporation or other business enterprise, those securities, which under ordinary circumstances are entitled to vote for the election of directors or others charged with comparable duties under applicable law.
     3. Forfeiture of Award. If the Participant’s service as a Director terminates under any circumstances (except those provided in Paragraph 2 of this Agreement or in any other written agreement between the Participant and the Company which provides for vesting of the Restricted Stock granted hereby), all unvested Restricted Stock as of the termination date shall be forfeited.
     4. Registration of Shares. The Participant’s right to receive the Restricted Stock shall be evidenced by book entry registration (or by such other manner as the Committee may determine) at the beginning of the Restriction Period. Upon termination of the Restriction Period, a certificate representing such shares shall be delivered upon written request to the Participant as promptly as is reasonably practicable following such termination.
     5. Code Section 83(b) Election. The Participant shall be permitted to make an election under Code Section 83(b), to include an amount in income in respect of the Award of Restricted Stock in accordance with the requirements of Code Section 83(b).
     6. Dividends and Voting Rights. The Participant is entitled to receive all dividends and other distributions made with respect to Restricted Stock registered in his name and is entitled to vote or execute proxies with respect to such registered Restricted Stock, unless and until the Restricted Stock is forfeited.
     7. Delivery of Shares. The Company shall not be obligated to deliver any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the delivery of shares of Common Stock to comply with any such law, rule, regulation or agreement.
     8. Notices. Unless the Company notifies the Participant in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement or the Plan shall be in writing addressed to the Corporate Secretary of the Company and shall be: (a) by registered or certified United States mail, postage prepaid, to 11911 FM 529, Houston, Texas 77041-3011; or (b) by hand delivery or otherwise to 11911 FM 529, Houston, Texas 77041-3011. Any such notice shall be deemed effectively delivered or given upon receipt.
          Notwithstanding the foregoing, in the event that the address of the Company’s principal executive offices is changed prior to the date of any exercise of this Award, notices shall instead be made pursuant to the foregoing provisions at the then current address of the Company’s principal executive offices.

          Any notice or other communication to the Participant with respect to this Agreement or the Plan shall be given in writing and shall be deemed effectively delivered or given upon receipt or, in the case of notices mailed by the Company to the Participant, five days after deposit in the United States mail, postage prepaid, addressed to the Participant at the address specified at the end of this Agreement or at such other address as the Participant hereafter designates by written notice to the Company.
     9. Assignment of Award. Except as otherwise permitted by the Committee and as provided in the immediately following paragraph, the Participant’s rights under the Plan and this Agreement are personal, and no assignment or transfer of the Participant’s rights under and interest in this Award may be made by the Participant other than by a domestic relations order. This Award is payable during his lifetime only to the Participant, or in the case of a Participant who is mentally incapacitated, this Award shall be payable to his guardian or legal representative.
          The Participant may designate a beneficiary or beneficiaries (the “Beneficiary”) to whom the Award under this Agreement, if any, will pass upon the Participant’s death and may change such designation from time to time by filing with the Company a written designation of Beneficiary on the form attached hereto as Exhibit A, or such other form as may be prescribed by the Committee; provided that no such designation shall be effective unless so filed prior to the death of the Participant and no such designation shall be effective as of a date prior to receipt by the Company. The Participant may change his Beneficiary without the consent of any prior Beneficiary by filing a new designation with the Company. The last such designation that the Company receives in accordance with the foregoing provisions will be controlling. Following the Participant’s death, the Award, if any, will pass to the designated Beneficiary and such person will be deemed the Participant for purposes of any applicable provisions of this Agreement. If no such designation is made or if the designated Beneficiary does not survive the Participant’s death, the Award shall pass by will or, if none, then by the laws of descent and distribution.
     10. Withholding. The Company’s obligation to deliver shares of Restricted Stock to the Participant upon the vesting of such shares shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”). The Company may withhold from the Restricted Stock that would otherwise have been delivered to the Participant the number of shares necessary to satisfy the Participant’s Required Withholding, and deliver the remaining shares of Restricted Stock to the Participant, unless the Participant has made arrangements with the Company for the Participant to deliver to the Company cash, check, other available funds or shares of previously owned Common Stock for the full amount of the Required Withholding by 5:00 p.m. Central Standard Time on the date the shares of Restricted Stock become vested. The amount of the Required Withholding and the number of shares to satisfy the Participant’s Required Withholding shall be based on the Fair Market Value of the shares on the date prior to the applicable date of vesting.
     11. Stock Certificates. Certificates representing the Common Stock issued pursuant to the Award will bear all legends required by law and necessary or advisable to effectuate the provisions of the Plan and this Award. The Company may place a “stop transfer” order against shares of the Common Stock issued pursuant to this Award until all restrictions and conditions set forth in the Plan or this Agreement and in the legends referred to in this Section 11 have been complied with.
     12. Successors and Assigns. This Agreement shall bind and inure to the benefit of and be enforceable by the Participant, the Company and their respective permitted successors and assigns (including personal representatives, heirs and legatees), except that the Participant may not assign any rights or obligations under this Agreement except to the extent and in the manner expressly permitted in Section 9 of this Agreement.
     13. No Service as Director Guaranteed. No provision of this Agreement shall confer any right upon the Participant to continued service with the Company as a Director.
     14. Code Section 409A Compliance. If any provision of this Agreement would result in the imposition of an additional tax under Section 409A of the Code and related regulations and Treasury pronouncements (“Section 409A”), that provision will be reformed to avoid imposition of the additional tax and no action taken to comply with Section 409A shall be deemed to impair a benefit under this Agreement.
     15. Governing Law. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas, excluding any choice of law provision thereof that would result in the application of the laws of any other jurisdiction.
     16. Amendment. Except as set forth herein, this Agreement cannot be modified, altered or amended except by an agreement, in writing, signed by both the Company and the Participant.

OCEANEERING INTERNATIONAL, INC.
Award Date: February 22, 2008	By:
George R. Haubenreich, Jr.
Senior Vice President, General Counsel and Secretary

          The Participant hereby accepts the foregoing 2008 Non-Employee Director Restricted Stock Agreement, subject to the terms and provisions of the Plan and administrative interpretations thereof referred to above.

PARTICIPANT:

Date:

Participant’s Address:

Exhibit A to 2008 Non-Employee Director
Restricted Stock Agreement
Designation of Beneficiary
          I,                                          (“Participant”), hereby declare that upon my death,                                          (the “Beneficiary”) of                                                              (address), who is my                      (relationship), will be entitled to the Award which may become payable under the Plan and all other rights accorded the Participant under the Participant’s 2008 Non-Employee Director Restricted Stock Agreement (capitalized terms used but not defined herein have the respective meanings assigned to them in such agreement).
          It is understood that this designation of Beneficiary is made pursuant to the Agreement and is subject to the conditions stated therein, including the Beneficiary’s survival of Participant. If any such condition is not satisfied, such rights shall devolve according to the Participant’s last will and testament, or if none, then the laws of descent and distribution.
          It is further understood that all prior designations of beneficiary under the Agreement are hereby revoked upon the filing of this designation with the Company. This designation of Beneficiary may only be revoked in writing, signed by the Participant, and filed with the Corporate Secretary of the Company prior to the Participant’s death.

Participant

Date